FINAL EXECUTION COPY

                    NON-COMPETITION AND CONSULTING AGREEMENT


     This Non-Competition and Consulting Agreement ("Agreement") by and between Medical Resources, Inc., a Delaware corporation ("MRI" or the "Company"), and John P. O'Malley, III ("Consultant").

                                    RECITALS

     A. The Company has entered into an Agreement and Plan of Merger, dated as of May 20, 1996 (the "Merger Agreement"), by and among MRI, MRI Sub Inc. ("Sub") and NMR of America, Inc., a Delaware corporation ("NMR") pursuant to which NMR will merge into Sub (the "Merger").

     B. The Company desires the association and services of Consultant for the Company.

     C. Consultant is willing and desires to be engaged by the Company, and the Company is willing to engage Consultant, upon the terms, covenants and conditions hereinafter set forth.

     D. MRI has made the execution and delivery of this Agreement, including, but not limited to, Consultant's entering into and agreeing to the terms of non-competition and non- solicitation covenants in accordance with the terms hereof, a condition to the consummation of the Merger.

     E. Consultant is willing to enter into this Agreement for the payments described herein.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions hereinafter set forth, the parties hereto do hereby agree as follows:

     1. Engagement. The Company hereby engages Consultant and Consultant accepts such engagement.

     2. Term. The term of this Agreement shall be for a period of twenty-four
(24) months commencing on the effective date of the Merger and satisfaction of the conditions to effectiveness of this Agreement set forth in Section 7.14 hereof (the "Effective Date"), unless terminated earlier pursuant to Section 6 herein. The term of this Agreement may be extended by the mutual written agreement of the Company and the Consultant, subject to the provisions of
Section 6.4. The initial twenty-four month period, together with any extension thereof, is herein referred to as the "Term."

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     3. Compensation; Reimbursement; Warrants; Other Payments.

     3.1 Annual Compensation. For consulting services rendered by Consultant under this Agreement, the Company shall pay to Consultant an annual fee of $275,000 payable in equal monthly installments, in advance, and reimbursements of expenses for family health and medical benefits under COBRA or such other comparable health coverage, as Consultant elects. Consultant may, in his sole discretion, elect to defer such monthly payments, without interest, at anytime, for a period of up to six months upon written notice to the Company.

     3.2 Reimbursement. Consultant shall be reimbursed for all reasonable "out-of-pocket" business expenses incurred in connection with the performance of his duties under this Agreement (including, but not limited to reimbursement for automobile mileage at rates established by the Internal Revenue Code of 1986, as amended, and regulations thereunder (collectively, the "Code")). The reimbursement of Consultant's business expenses shall be upon presentation to and approval by the Company of valid receipts and other appropriate documentation for such expenses and within 15 days of submission of such documentation to the Company.

     3.3 Issuance of Warrants. At the closing of the Merger, MRI agrees to issue to Consultant (i) five-year warrants to purchase 50,000 shares of MRI Common Stock at an exercise price of $8.00 per share and (ii) in exchange for and replacement of Consultant's existing NMR employee stock options, four (4) separate stock purchase warrants to purchase 10,313, 27,500, 41,250 and 34,375 shares of MRI Common Stock, at exercise prices of $4.00, $3.36, $4.18 and $4.73, respectively, each of the foregoing warrants referred to in (i) and (ii) to be in the form attached hereto as Exhibit A (collectively, the "Warrants") the amount of such Warrants to be adjusted to the extent Consultant exercises his employee stock options prior to the Merger.

     The Company hereby agrees and covenants that it shall consider granting Consultant additional warrants in form comparable to the Warrants twelve (12) months following the Effective Date of this Agreement.

     3.4 Payment for Non-Competition and Non-Solicitation Agreements. In consideration of the Consultant's agreements contained in Article 5 hereof, the Company shall pay to Consultant an annual fee of $275,000 payable in equal monthly installments, in advance, each in the amount of $22,916.66.

     3.5 Letter of Credit. As security for any payments to be made to Consultant by the Company hereunder, the Company shall obtain from a national bank having total capital of $500,000,000 or more a seven (7) year irrevocable standby Letter of Credit

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("Letter of Credit") issued in favor of Consultant as beneficiary in the amount of $600,000 payable to the Consultant or his beneficiary on demand and without the need to present further documentation to such bank in the event that any payment required to be made by the Company hereunder is not made by the Company unless a court of competent jurisdiction shall have previously determined that Consultant has breached his obligations under Section 5 hereof. Such Letter of Credit shall be in form reasonably acceptable to Consultant. In the event that the Letter of Credit is drawn-upon prior to payment in full of all amounts due to Consultant under Sections 3.1, 3.2 and 3.4 during the Term, the Company hereby agrees to promptly replenish the face amount of such Letter of Credit such that the face amount at all times shall be at least $600,000 during the Term. Such Letter of Credit shall be delivered to Consultant on the Effective Date, shall have a term of seven years and shall not be subject to cancellation prior to seven years without Consultant's consent. Any draw by the Consultant under the Letter of Credit shall not be deemed to limit any other remedies available to Consultant, whether at law or equity, in the event the Company shall breach any of its obligations hereunder.

     4. Scope of Duties.

     4.1 Assignment of Duties. Consultant shall have such duties as may be assigned to him from time to time by either of the Company's Co-Presidents or the Board of Directors commensurate with his experience and responsibilities. Such duties shall be exercised subject to the control, supervision and direction of either of the Co-Presidents or the Board of Directors of the Company. The Consultant's duties shall initially focus on integrating NMR's business and operations with those of MRI.

     4.2 Consultant's Devotion of Time. Consultant hereby agrees to devote all of his business time, subject to the provisions of Section 4.4 hereof, to the faithful performance of the duties assigned to him and to the business affairs of the Company, and not to divert any business opportunities relating to the Company's current core businesses from the Company to himself or to any other person or business entity. Notwithstanding the foregoing, after the expiration of the Restrictive Period (as defined below), the Consultant can pursue any and all business opportunities without limitation.

     4.3 Location. Consultant shall perform the within described duties and devotion of efforts based out of the Company's Hackensack or Murray Hill, New Jersey offices as directed by the Company's Co-Presidents or the Board of Directors and shall be expected to spend a reasonable amount of time traveling to MRI's other facilities, meeting with investors and potential investors and securities industry personnel, attending

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"road show" presentations and other related activities, as requested by management. Consultant is expected to maintain a home office location containing the requisite data processing and telecommunications equipment necessary to carry out his duties.

     4.4 Vacation. Consultant shall be entitled to three weeks paid vacation per year in accordance with the Company's general practice with senior management and six days paid sick leave. Notwithstanding anything to the contrary contained herein, in the event that the Company's vacation and sick leave policy with respect to senior management is improved during the term of this Agreement, the Consultant shall have the benefit of such change.

      5.    Non-Competition/Non-Solicitation.

     5.1 Non-Competition. Notwithstanding earlier termination of this Agreement, for a period of 24 months from the Effective Date (the "Restrictive Period"), Consultant will not, directly or indirectly, as principal, agent, employee, officer, director or shareholder (except as an investor in securities of publicly-owned corporations so long as Consultant's ownership of stock of any one company does not exceed 5% of the outstanding stock of said company) engage in any business or enterprise in the United States which is competitive with the business heretofore conducted or hereafter conducted by the Company or any present subsidiary or affiliate of the Company, including any business or enterprise involving magnetic resonance imaging or other diagnostic imaging procedure; provided, however, that the restrictions contained in this Section
5.1 shall not apply, and shall be of no force and effect, in the event the Consultant terminates this Agreement pursuant to Section 6.3(a) hereof; and provided, further, that nothing contained in this Section 5.1 shall prevent Consultant from engaging in any business or enterprise as principal, agent, employee, officer, director or shareholder of any entity which, as its primary business, performs clinical laboratory services or engages in the testing, development or manufacturing of pharmaceutical products, so long as such entity does not engage in diagnostic imaging services.

     5.2 Severability. If, in any judicial proceeding, the duration or scope of any covenant or agreement of Consultant contained in this Section 5 shall be adjudicated to be invalid or unenforceable, the parties agree that this Agreement shall be deemed amended to reduce such duration or scope to the extent necessary to permit enforcement of such covenant or agreement, such amendment to apply only with respect to the operation of such covenant and agreement in the particular jurisdiction in which such adjudication is made.

     5.3 Trade Secrets. Other than in the performance of his duties hereunder, during the Restrictive Period, Consultant

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agrees not to disclose, to any person, firm or corporation any information
(whether or not in written or tangible form) concerning the business and marketing methods, referral contacts, physician relationships, vendor relationships, projection and budgets, costs and expenses and similar confidential information of the Company (all such information being referred to in this Agreement as "Trade Secrets"). Consultant shall not deliver, reproduce or in any way allow such Trade Secrets to be delivered or used by any third party during the Restrictive Period without specific direction or consent of the Board of Directors of the Company. Consultant hereby assigns to the Company any rights which he may have in any such Trade Secret during the Restrictive Period. The restrictions contained in this Section 5.3 shall no longer apply, and shall be of no further force and effect, upon termination of this Agreement by Consultant pursuant to Section 6.3(a) hereof.

     5.4 Non-Solicitations. During the Restrictive Period, Consultant shall not, without the prior written consent of the Company, solicit for employment, either on his own behalf or on behalf of any other person or entity, any person who is then employed by the Company or by any entity owned or otherwise affiliated with the Company or induce, encourage or request, directly or indirectly, any person or entity engaged in business with the Company, including, but not limited to, referring physicians, technicians, medical providers, health organizations or lenders, to reduce the amount of business engaged in with the Company; provided, however, that the restrictions contained in this Section 5.4 shall no longer apply, and shall be of no further force and effect, in the event the Consultant terminates this Agreement pursuant to Section 6.3(a) hereof.

     5.5 Injunctive Relief. The parties hereto acknowledge and agree that money damages would constitute an inadequate remedy in the event of a breach of this
Section 5 and that in addition to any other remedies which may be available, the obligations of Consultant under this Section 5 shall be specifically enforceable.

     6. Expiration and Termination of Agreement.

     6.1 Expiration. Consultant's engagement by the Company shall automatically expire in accordance with Section 2 of this Agreement, unless sooner terminated pursuant to the provisions of this Section 6.

     6.2 Termination For Cause by the Company. The Company shall have the right and option, exercisable by giving written notice to Consultant, to terminate Consultant's engagement by the Company and this Agreement at any time after the conviction by Consultant of a felony against the Company. Such termination shall constitute the only basis for termination of Consultant for

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cause by the Company and any other termination of Consultant's engagement by Company hereunder shall be deemed to be "without cause" and subject to
Section 6.6 hereof.

     6.3 Termination For Cause by Consultant; After 18 months. (a) Consultant shall have the right and option, exercisable by giving written notice to the Company to terminate this Agreement at any time after the Company materially breaches, repudiates or otherwise fails to comply with or perform a material term of Section 3 of this Agreement, but only if the Company has not corrected such breach, repudiation or failure 10 days after written notice specifying such breach, repudiation or failure.

     (b) Notwithstanding anything otherwise contained herein to the contrary, Consultant may, at his election, terminate this Agreement 18 months after the Effective Date in which event the Company shall be subject to the requirements of Section 6.6.

     6.4 No Obligation to Renew, Etc. The Company shall have no obligation to renew or extend the term of this Agreement beyond the Term. None of (i) the expiration of the Term or (ii) the failure or refusal of the Company to renew or extend the Term or Consultant's retention by the Company after the expiration of the Term, shall be deemed to constitute a termination of this Agreement by the Company "without cause" for the purpose of triggering any rights of or cause of action by Consultant; provided, however, that in the event the Company wishes to renew this Agreement, it shall provide written notice to the Consultant nine (9) months prior to the termination of the Agreement and the Company and the Consultant shall use their best efforts to negotiate a mutually satisfactory agreement within forty-five (45) days following such notice.

     6.5 Effect of Termination for Cause by Company. If this Agreement is terminated by Company for cause pursuant to Section 6.2, Consultant's right to receive compensation from the Company and all other rights and entitlements of Consultant pursuant to this Agreement shall forthwith cease and terminate, and the Company shall have no liability or obligation whatsoever to Consultant except that:

     (1) The Company shall be obligated to pay to Consultant not later than seven calendar days following the effective date of such termination all unpaid fees payable pursuant to Section 3.1 which shall have accrued as of the effective date of such termination;

     (2) The Company shall promptly reimburse to Consultant his unpaid reimbursable expenses payable in accordance with Section 3.2 hereof; and

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     (3) The provisions of Section 7 and Section 3.5 shall continue in accordance with their terms.

     6.6 Effect of Termination Without Cause or For Cause by Consultant, etc.
(a) In the event that this Agreement is terminated (i) without cause by Company (including, without limitation, termination by reason of death or disability),
(ii) at the election of Consultant 18 months after the Effective Date pursuant to Section 6.3(b), or (iii) pursuant to Section 6.3(a), Consultant (or his legal representatives or estate in the case of disability or death) shall be entitled to payment of (A) all amounts payable during the Term pursuant to Section 3 of this Agreement as though this Agreement had not been terminated prior to the end of the Term and (B) his unpaid reimbursable expenses payable in accordance with
Section 3.2 hereof (except that in the case of termination under clause (ii), Consultant shall be entitled to such amounts payable pursuant to Section 3 so long as he is not in breach of his obligations under Section 5 hereunder); and the provisions of Section 7 shall continue in accordance with their terms.

     (b) In the event that this Agreement is terminated at any time by Consultant for any reason other than as described in Section 6.3, so long as Consultant is not in breach of his obligations under Section 5 hereunder, Consultant shall be entitled to payment of (i) all amounts payable during the Term pursuant to Section 3 of this Agreement as though this Agreement had not been terminated prior to the end of the Term, except that with respect to the amount of any of the first 18 monthly payments following the Effective Date which become payable after the date this Agreement is terminated by Consultant under this Section 6.6(b), the amount of each such monthly payment shall be reduced by $11,111; and (ii) his unpaid reimbursable expenses payable in accordance with Section 3.2 hereof; and the provisions of Section 7 shall continue in accordance with their terms.

     7. Miscellaneous.

     7.1 Transfer and Assignment. This Agreement is personal as to Consultant and shall not be assigned or transferred by Consultant without the prior written consent of the Company. This Agreement shall be binding upon, and inure to, the benefit of all of the parties hereto and their respective permitted heirs, personal representatives, successors and assigns.

     7.2 Severability. If any term, paragraph, section, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect and in no way shall be affected or invalidated.

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     7.3 Governing Law. This Agreement is made under and shall be construed pursuant to the laws of the State of New Jersey.

     7.4 Counterparts. This Agreement may be executed in several counterparts and all documents so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties did not sign the original or the same counterparts.

     7.5 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, arrangements, and understandings with respect thereto. No representation, promise, inducement, statement or intention has been made by any party hereto that is not embodied herein, and no party shall be bound by or liable for any alleged representation, promise, inducement or statement not so set forth herein.

     7.6 Modification. This Agreement may be modified, amended, superseded, or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by the party or parties to be bound by any such modification, amendment, supersession, cancellation or waiver.

     7.7 Waiver. The waiver by either of the parties, express or implied, of any right under this Agreement or any failure to perform under this Agreement by the other party, shall not constitute or be deemed as a waiver of any other right under this Agreement or of any other failure to perform under this Agreement by the other party, whether of a similar or dissimilar nature.

     7.8 Cumulative Remedies. Each and all of the several rights and remedies provided in this Agreement, or by law or in equity, shall be cumulative, and no one of them shall be exclusive of any other right or remedy, and the exercise of any one or such rights or remedies shall not be deemed a waiver of, or a election to, exercise any other such right or remedy.

     7.9 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement.

     7.10 Notices. Any notice under this Agreement must be in writing, may be telecopied, sent by express 24-hour guaranteed courier, or hand-delivered, or may be served by depositing the same in the United States mail, addressed to the party to be notified, postage-prepaid and registered or certified with a

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return receipt requested.  The addresses of the parties for the receipt of notice shall be as follows:


            If to the Company:

                  Medical Resources, Inc.
                  155 State Street
                  Hackensack, New Jersey
                  Attention:  William D. Farrell

            If to Consultant:

                  John P. O'Malley, III
                  2013 Palaco Grande Parkway
                  Cape Coral, Florida 33904

Each notice given by registered or certified mail shall be deemed delivered and effective on the date of delivery as shown on the return receipt, and each notice delivered in any other manner shall be deemed to be effective as of the time of actual delivery thereof. Each party may change its address for notice by giving notice thereof in the manner provided above.

     7.11 Survival. Except as otherwise provided herein, any provision of this Agreement which imposes an obligation after termination or expiration of this Agreement, including Sections 3.5 and 7.12, shall survive the termination and expiration of this Agreement and be binding on Consultant and the Company.

     7.12 Indemnification. If any of the payments to Consultant provided under
Section 3 of this Agreement (the "Contract Payments") or any other portion of the Total Payments (as defined below) are at any time subject to the tax imposed by Section 4999 of the Code (the "Excise Tax"), the Company shall pay to the Consultant at the time described below, an additional amount (the "Gross-Up Payment") which shall be equal to (i) the Excise Tax assessed or imposed on the Consultant as a result of the Contract Payments or Total Payments, and (ii) any related excise, federal, state and local taxes resulting from payment of the Gross-Up Payment.

     The amount of any Gross-Up Payment shall be set forth in a notice (the "Indemnity Notice") to the Company by the Consultant stating that such amount is payable. Such Indemnity Notice shall be signed by the Consultant and state in reasonable detail (i) the computation of the amount of the Gross-Up Payment and
(ii) the basis upon which such amount has been determined. The Gross-Up Payment shall be due and payable on the date which is thirty (30) days after the date of such Indemnity Notice pursuant to this Section.


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     For purposes of this Agreement, any other payments or benefits received or to be received by Consultant in connection with a change in control of NMR or the termination of his employment with NMR or the Company (whether payable pursuant to the terms of this Agreement or of any other plan, arrangement or agreement with the Company or NMR or any corporation affiliated or which, as a result of the completion of the transactions causing a change in control, will become affiliated with the Company or NMR within the meaning of Section 1504 of the Code) shall be referred to as the "Total Payments."

     7.13 Specific Performance and Expenses. The parties hereto acknowledge and agree that money damages would constitute an inadequate remedy in the event of certain breaches hereof and that in addition to any other remedies which may be available, the obligations of the parties shall be specifically enforceable. In the event of a dispute hereunder which is adjudicated, the non-prevailing party shall bear the out-of-pocket expenses (including fees and disbursements of counsel) of the prevailing party.

     7.14 Effectiveness. The effectiveness of this Agreement is conditioned upon
(i) the prior consummation of the Merger in accordance with the Merger Agreement, (ii) effectiveness in accordance with its terms of that certain Agreement ("Termination Agreement") dated the date hereof between NMR and Consultant, a copy of which is annexed hereto as Exhibit B, (iii) issuance to Consultant of all Warrants referred to in Section 3.3 above and (iv) Consultant's receipt of the Letter of Credit described in Section 3.5 hereof. If the Merger Agreement is terminated prior to consummation of the Merger or any of the preceding conditions to effectiveness shall not be satisfied in full, this Agreement shall not become effective and shall be null and void.

     IN WITNESS WHEREOF, the parties hereto have caused this Non-Competition and Consulting Agreement to be executed as of May 20, 1996

                                    MEDICAL RESOURCES, INC.


                                    By: /s/ STEPHEN M. DAVIS
                                        --------------------------------
                                        Name:  Stephen M. Davis
                                        Title: Secretary


                                    /s/ JOHN P. O'MALLEY III
                                    -------------------------------------
                                    Consultant: John P. O'Malley III
ME5B:605818.6



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